UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 1, 2016

AGREE REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland

(State of other jurisdiction of incorporation)

1-12928 (Commission file number)	38-3148187 (I.R.S. Employer Identification No.)
70 E. Long Lake Road Bloomfield Hills, MI (Address of principal executive offices)	48304 (Zip code)

(Registrant’s telephone number, including area code) (248) 737-4190

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 1, 2016, Agree Limited Partnership (the “Operating Partnership”), the majority-owned operating partnership of Agree Realty Corporation (the “Company”), entered into a $40 million term loan agreement (the “Agreement”). The $40 million, seven-year unsecured term loan facility (the “New Term Loan”) is due July 1, 2023. Borrowings under the New Term Loan will be priced at LIBOR plus 165 to 225 basis points, depending on the Company’s leverage ratio, with an initial applicable margin of 165 basis points. The Company has entered into an interest rate swap agreement starting on August 1, 2016 to fix LIBOR at 1.3985% until maturity, implying an all-in interest rate of 3.05% at closing. Proceeds from the New Term Loan will be used to repay borrowings under the Company’s existing revolving credit facility and for general corporate purposes. The New Term Loan may be increased to an aggregate of $75 million at the Company’s election, subject to certain terms and conditions.

The Agreement contains customary covenants, including financial covenants regarding debt levels, total liabilities, tangible net worth, fixed charge coverage, unencumbered properties, permitted investments, etc. The Company was in compliance with all covenant terms at closing.

The above summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement. The Company will file a copy of the Agreement with the Securities and Exchange Commission as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2016.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure

On July 6, 2016, the Company issued a press release announcing the Agreement. A copy of the press release is furnished as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

99.1	Press release, dated July 6, 2016, announcing the financing transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AGREE REALTY CORPORATION

By:	/s/ Matthew M. Partridge
Name:	Matthew M. Partridge
Title:	Executive Vice President, Chief Financial Officer and Secretary

Date: July 6, 2016

EXHIBIT INDEX

Exhibit	Description

99.1	Press release, dated July 6, 2016, announcing the financing transactions.